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Exhibit 99
Press Release
Source: Emergency Filtration Products, Inc.

  Emergency Filtration Products -- EFP -- Enters Into
  Long-Term Distribution Agreement with Itochu Techno
  Chemical for EFP's RespAide, Vapor Isolation Valve and Series One Breathing Circuit Filter Products

Tuesday December 28, 6:00 am ET

HENDERSON, Nev.--(BUSINESS WIRE)--Dec. 28, 2004-- Emergency Filtration Products, Inc. (EFP) (OTCBB:EMFP - News) today announced that it has entered into an exclusive, long term importation agreement with its partner, Itochu Techno Chemical Inc. whereby Itochu will distribute the company's RespAide, Vapor Isolation Valve and Series One Breathing Circuit Filter products in Japan.

The term of the agreement commenced on December 1, 2004, terminates on May 1, 2008, but can be extended for an additional three-year period: both partners expect that it will be extended well past 2011 in subsequent agreements. The agreement also allows for Itochu to form sub-distribution agreements with other medical products companies (with EFP's approval) to promote the sale of EFP's products in Japan.

Commencing immediately, Itochu, in conjunction with its partner/affiliate Senko Medical Instrument Mfg. Co. Ltd., one of Japan's leading medical products distributors, will conduct a marketing review over the next several months. The marketing review period is required by Koseisho (Ministry of Health and Welfare, similar to the U.S. FDA) and mandates that companies who have been granted a Certificate of Import and a Certificate of Sale comply fully with Japanese regulations concerning medical products.

As part of this marketing review, Itochu will immediately place an initial order for EFP's products to introduce the products; to develop interest in the products; and, to create a market for the products in Japan. In addition, Itochu will have the right to purchase additional products from EFP during the marketing review period under the same terms and conditions that govern the initial order.

The marketing review will enable Itochu to make initial introductions of the products to potential customers in Japan; to determine the potential size of the market in Japan; and, to allow the parties to establish minimum purchase requirement quantities applicable to this agreement for each annual period commencing on June 1, 2005.

"We are delighted to have formalized our partnership with Itochu and to have our products introduced to the Japanese market, the second largest medical products market in the world," said Douglas K. Beplate, President, EFP. "We are highly confident that with Itochu's and Senko's leadership, we will be able to establish a solid sales channel that will be viable for many years." Mr. Beplate went on to say, "And, with Itochu leading the way, EFP is likely to be able to expand the number of product offerings that it makes in Japan, and eventually, in other Asian countries."

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Separately, the company announced that EFP and Itochu will also collaborate on obtaining Koseisho approval for the company's ELVIS product. ELVIS (Emergency Life Support Ventilation and Intubation System) is a self-contained device that delivers medicine in aerosol form and a bag with built-in CO(2) monitoring capabilities. Patents have been granted for this product and the company has executed an agreement whereby it acquired the rights for commercial exploitation of the patents.

About Itochu Techno Chemical

Itochu Techno Chemical (http://www.techno-chemical.com/ is a subsidiary of Itochu Corporation. Itochu Corporation http://www.itochu.co.jp/main/index.html), one of the world's largest trading companies with 2003 revenues in excess of $85 billion, ranked 11th in the world by revenues, according to Forbes magazine. ITOCHU is a globally integrated corporation with offices in over 80 countries and operations that cover a broad spectrum of industries.

About Senko Medical Trading Co.

Senko Medical Trading Co. http://www.senko-trd.co.jp/ is an expert importer of medical devices to the Japanese market. It was established in 1964 as a subsidiary of Senko Medical Instrument Mfg. Co., Ltd., and has continually scoured the medical markets overseas in search of better, higher quality products. Its business line encompasses a vast spectrum of products, from cardio thoracic and orthopedic products to anesthetic and otolaryngology products. The company is Japan's leading medical trade supplier.

About Emergency Filtration Products, Inc.:

EFP (http://www.emergencyfiltration.com/) is an air filtration products manufacturer whose patented 2H Technology(TM) filter system has produced filtration efficiencies of 'greater than 99.99%' at a particulate size of
0.027 microns. Its initial products were developed for the medical market: the Vapor Isolation Valve(TM) and RespAide(TM) CPR Isolation Mask used for resuscitation of respiratory/cardiac arrest cases; and the 2H Breathing Circuit Filter for ventilators, respirators and anesthesia circuitry. Each has received FDA approval. The Company also markets an Automated External Defibrillator Prep Kit featuring RespAide; and the NanoMask(TM), a nanotechnology enhanced environmental mask. In addition to filtration products, the company supplies Superstat(TM), a modified hemostatic collagen, to the US military for surgery and extreme wound care.

Safe Harbor Statement:

This release may contain statements that are forward looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future results of the company could differ significantly from such forward-looking statements. Sales may be dependent on the success of future marketing campaigns, the signing of definitive agreements with additional distributors, and both the perceived need for EFP's products and the competitive performance of such products in the marketplace.

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               Contact:

                    Emergency Filtration Products Inc.
                    Wendy Harper, 702-558-5164
                    Fax: 702-567-1893
                    contactus@emergencyfiltration.com
                    www.emergencyfiltration.com
                    or
                    Investor Relations
                    WPH Consultants Ltd.
                    Philippe Niemetz, 800-477-7570 or 212-344-6464
                    Fax: 212-509-2755
                    philippe.niemetz@wphconsultants.com